As filed with the Securities and Exchange Commission on June 14, 2022

Registration No. 333-264220

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Crescent Energy Company

(Exact name of registrant as specified in its charter)

Delaware	1311	87-1133610
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

600 Travis Street, Suite 7200

Houston, Texas 77002 (713) 337-4600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bo Shi General Counsel

600 Travis Street, Suite 7200

Houston, Texas 77002

(713) 337-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas E. McWilliams Jackson A. O’Maley Vinson & Elkins L.L.P. 845 Texas Avenue, Suite 4700 Houston, Texas 77002 (713) 758-2222	David Azarkh Brian E. Rosenzweig Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-264220) is being filed solely to amend Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 3 does not modify any provision of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 3 does not include a copy of the preliminary prospectus.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the shares of Class A Common Stock offered hereby. With the exception of the SEC registration fee and the FINRA filing fee, the amounts set forth below are estimates.

SEC registration fee	$9,936
FINRA filing fee	11,750
Accounting fees and expenses	275,000
Legal fees and expenses	250,000
Printing and engraving expenses	80,000
Transfer agent and registrar fees	5,000
Miscellaneous	18,980

Total	$650,666

Item 14.	Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to our company or our stockholders;

•	for any act or omission not in good faith or that involve intentional misconduct or knowing violation of law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with our current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

We maintain liability insurance policies that indemnify our directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of us and our directors and officers, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

On December 7, 2021, the Company issued an aggregate 127,536,463 shares of its Class B Common Stock in connection with, and as consideration for, the closing of the Merger Transactions.

OpCo LLC Agreement

On December 7, 2021, in connection with the closing of the Merger Transactions, the Company entered into the OpCo LLC Agreement. The rights and obligations of the holders of OpCo Units are set forth in the OpCo LLC Agreement.

Pursuant to the OpCo LLC Agreement, each OpCo Unitholder other than the Company and its wholly owned subsidiaries (such group, the “Company Group”) has, subject to certain limitations, the right, pursuant to a redemption right specified in the OpCo LLC Agreement (the “Redemption Right”), to cause OpCo to redeem all or a portion of its OpCo Units for, at OpCo’s election, (i) a corresponding number of shares of the Company’s Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends, and reclassifications, or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo LLC Agreement. Alternatively, upon the exercise of the Redemption Right by an OpCo Unitholder, the Company Group (instead of OpCo) will have the right, pursuant to a call right specified in the OpCo LLC Agreement (the “Call Right”), to acquire each tendered OpCo Unit directly from such OpCo Unitholder for, at the Company’s election, (i) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (ii) an approximately equivalent amount of cash as determined pursuant to the terms of the OpCo LLC Agreement.

In addition, subject to certain exceptions, once the Company Group holds more than 95% of the OpCo Units, the Company Group will have the right to effect the redemption of all of the OpCo Units held by each member of OpCo (other than the members of the Company Group). In connection with any redemption of OpCo Units pursuant to the Redemption Right (or an acquisition of OpCo Units by the Company Group pursuant to the Call Right), the corresponding number of shares of Class B Common Stock will be cancelled. As the OpCo Unitholders cause their OpCo Units to be redeemed, holding other assumptions constant, the number of OpCo Units held by the Company Group will correspondingly increase, the number of shares of Class A Common Stock outstanding will correspondingly increase and the number of shares of Class B Common Stock will correspondingly decrease.

The foregoing description of the OpCo LLC Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the OpCo LLC Agreement, a copy of which is filed as Exhibit 10.2 to this registration statement and is incorporated herein by reference.

Item 16.	Exhibits and Financial Statement Schedules

(a)    Exhibits.

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

2.1	Transaction Agreement, dated as of June 7, 2021, by and among Contango Oil & Gas Company, Independence Energy LLC, IE PubCo Inc., IE OpCo LLC, IE L Merger Sub LLC and IE C Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to the Company’s proxy statement/prospectus, filed with the Securities and Exchange Commission on October 8, 2021).

2.2	Membership Interest Purchase Agreement, dated as of February 15, 2022, by and between Verdun Oil Company II LLC and Javelin VentureCo, LLC, and Crescent Energy OpCo LLC, as guarantor (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2022).

3.1	Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

3.2	Amended and Restated By-Laws of Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

4.1	Indenture, dated as of May 6, 2021, among Crescent Energy Finance LLC (f/k/a Independence Energy Finance LLC), the guarantors named therein, and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2022).

4.2	First Supplemental Indenture, dated as of January 14, 2022, among Crescent Energy Finance LLC, the guarantors named therein, and U.S. Bank Trust Company, National Association, as successor to U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2022).

4.3	Second Supplemental Indenture, dated as of February 10, 2022, among Crescent Energy Finance LLC, the guarantors named therein, and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2022).

4.4	Third Supplemental Indenture, dated as of April 1, 2022, among Crescent Energy Finance LLC, the guarantors named therein, and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2022).

4.5	Fourth Supplemental Indenture, dated as of April 20, 2022, among Crescent Energy Finance LLC, the guarantors named therein, and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.5 of the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2022).

4.6	Voting Agreement, dated as of June 7, 2021, by and among John C. Goff, Independence Energy LLC and the signatories thereto (incorporated by reference to Exhibit 4.5 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2022).

Exhibit No.	Description

5.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being offered.

10.1	Registration Rights Agreement, dated as of December 7, 2021, by and among Crescent Energy Company and each of the other parties set forth on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.2	Amended & Restated Limited Liability Company Agreement of Crescent Energy OpCo LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.3	Management Agreement, dated as of December 7, 2021, by and among Crescent Energy Company and KKR Energy Assets Manager LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.4	Specified Rights Agreement, dated as of June 7, 2021, by and among PT Independence Energy Holdings LLC and Independence Energy Aggregator GP LLC (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-4, filed with the Securities and Exchange Commission on October 8, 2021).

10.5†	Crescent Energy Company 2021 Manager Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.6†	Form of Manager Incentive Plan Award (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.7†	Crescent Energy Company 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.8†	Form of Equity Incentive Plan RSU Agreement (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.9†	Form of Equity Incentive Plan PSU Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.10†	Indemnification Agreement (David C. Rockecharlie) (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.11†	Indemnification Agreement (Brandi Kendall) (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.12†	Indemnification Agreement (Todd Falk) (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.13†	Indemnification Agreement (Ben Conner) (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.14†	Indemnification Agreement (Clay Rynd) (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

Exhibit No.	Description

10.15†	Indemnification Agreement (Robert G. Gwin) (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.16†	Indemnification Agreement (Claire S. Farley) (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.17†	Indemnification Agreement (Erich Bobinsky) (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.18†	Indemnification Agreement (Bevin Brown) (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.19†	Indemnification Agreement (Karen J. Simon) (incorporated by reference to Exhibit 10.19 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.20†	Indemnification Agreement (Ellis L. McCain) (incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.21†	Indemnification Agreement (John C. Goff) (incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 7, 2021).

10.22†**	Indemnification Agreement (Bo Shi).

10.23	Credit Agreement, dated as of May 6, 2021, among Independence Energy Finance LLC, Wells Fargo, National Association, JP Morgan Chase Bank, N.A. and the lender parties thereto (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2022).

10.24	First Amendment to Credit Agreement, dated as of September 24, 2021, among Independence Energy Finance LLC, Wells Fargo, National Association, and the lender parties thereto (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2022).

10.25	Second Amendment to Credit Agreement, dated as of March 30, 2022, among Crescent Energy Finance LLC, Wells Fargo, National Association, and the lender parties thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 5, 2022).

10.26	Third Amendment to Credit Agreement, dated March 30, 2022, by and among Crescent Energy Company, certain subsidiaries of Crescent Energy Company, as guarantors, Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto ((incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 5, 2022).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2022).

23.1**	Consent of Deloitte & Touche LLP, relating to Crescent Energy Company financial statements.

23.2**	Consent of Grant Thornton LLP, relating to Contango Oil & Gas Company financial statements.

23.3**	Consent of EEPB, relating to the Statement of Revenues and Direct Expenses of the Uinta Basin Assets.

23.4**	Consent of Netherland, Sewell & Associates, Inc.

Exhibit No.	Description

23.5**	Consent of Haas Petroleum Engineering Services, Inc.

23.6**	Consent of Cawley, Gillespie & Associates, Inc.

23.7**	Consent of William M. Cobb & Associates, Inc.

23.8**	Consent of W.D. Von Gonten and Company.

23.9**	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto).

24.1**	Power of Attorney (included on the signature page of the initial filing of the registration statement).

99.1	Report of Netherland, Sewell & Associates, Inc.—Diversified Non-Operated and Mineral Assets, as of December 31, 2021 (incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2022).

99.2	Report of Netherland, Sewell & Associates, Inc.—Brea-Olinda Field, Los Angeles and Orange Counties, California, as of December 31, 2021 (incorporated by reference to Exhibit 99.2 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2022).

99.3	Report of Haas Petroleum Engineering Services, Inc.—Gardendale, Newark and Renee, as of December 31, 2021 (incorporated by reference to Exhibit 99.3 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2022).

99.4	Report of Cawley, Gillespie & Associates, Inc.—Eagle Ford, as of December 31, 2021 (incorporated by reference to Exhibit 99.4 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2022).

99.5	Report of William M. Cobb & Associates, Inc.—Contango and Sunrise, as of December 31, 2021 (incorporated by reference to Exhibit 99.5 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 10, 2022).

99.6	Report of Cawley, Gillespie & Associates, Inc.—Uinta, as of December 31, 2021 (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 8, 2022).

99.7	Report of William M. Cobb & Associates, Inc.—Contango, as of December 31, 2020 (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 8, 2022).

99.8	Report of W.D. Von Gonten & Company—Contango, as of December 31, 2020 (incorporated by reference to Exhibit 99.6 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 8, 2022).

107**	Filing Fees Table.

*	Filed herewith.
**	Previously filed.
†	Management contract or compensatory plan or agreement.

(b)    Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto incorporated by reference in the prospectus that forms a part of this registration statement.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 14, 2022.

CRESCENT ENERGY COMPANY

By:	/s/ Bo Shi
Name:	Bo Shi
Title:	General Counsel

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated below on June 14, 2022.

/s/ David Rockecharlie David Rockecharlie	Chief Executive Officer and (Principal Executive Officer)

/s/ Brandi Kendall Brandi Kendall	Chief Financial Officer and (Principal Financial Officer)

/s/ Todd Falk Todd Falk	Chief Accounting Officer (Principal Accounting Officer)

* John C. Goff	Chairman of the Board and Director

* Robert G. Gwin	Director

* Claire S. Farley	Director

* Erich Bobinsky	Director

* Ellis “Lon” McCain	Director

* Bevin Brown	Director

*	Director
Karen Simon

*By:	/s/ Bo Shi
Bo Shi, Attorney-In-Fact